                                                                   EXHIBIT 10.21

                License Agreement for Analogues of Human Insulin

This License Agreement of September 28, 2000 (the "Agreement") governs the transfer of certain rights and obligations of ZymoGenetics, Inc., a Washington corporation having a principal place of business at 1201 Eastlake Avenue East, Seattle, Washington 98102 ("ZGI") to Novo Nordisk Health Care AG, a Swiss corporation having a principal place of business at Untere Heslibachstrasse 46, CH-8700 Kusnacht, Zurich, Switzerland ("NN").

WHEREAS, ZGI is engaged generally in the research and development of biopharmaceutical products;

WHEREAS, ZGI and Novo Industri A/S entered into an agreement dated March 13, 1987 concerning human glucagon, analogues of human glucagon and analogues of human insulin (hereinafter, the "Glucagon and Analogue Agreement");

WHEREAS, Zymos Corporation (the predecessor corporation to ZGI) and Novo Industri A/S entered into an agreement dated August 6, 1982 concerning human insulin (hereinafter, the "Insulin Agreement"); and

WHEREAS, ZGI wishes to assign to NN certain rights and obligations under the Glucagon and Analogue Agreement with regard to analogues of human insulin;

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:


                                   ARTICLE 1
                                  Definitions
                                  -----------


SECTION 1.1.  "Effective Date" means September 28, 2000.
              ----------------

SECTION 1.2.  "Products" means:  the product designated NovoLog(R) in the United
              ----------
States and NovoRapid(R) outside the US and the product not yet on the market currently designated NN304 by Novo Nordisk A/S, regardless of the territory or country in which they are sold or under which tradenames or brand names they are sold.


                                   ARTICLE 2
                                    License
                                    -------


SECTION 2.1.  License.  As of the Effective Date, provided that the exploitation
              --------
fee set forth in ARTICLE 3 is or has been timely paid, ZGI hereby grants to NN a perpetual, exclusive,

Assignment: NovoRapid

[*]designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

irrevocable, worldwide and fully paid-up license (with the right to sublicense) to manufacture, have manufactured, use and sell Analogues of Human Insulin (including but not limited to the Products) through the use of Insulin Organisms, Technical Information and/or any Patents (including but not limited to the patents listed in Appendix 1), the terms "Insulin Organisms", "Technical
                         ----------
Information" and "Patents", having in this Agreement the same meanings as referred to in the Insulin Agreement.

SECTION 2.2.  Other Contractual Relationship.  ZGI and NN agree that the
              -------------------------------
provisions of Sections 1(a), (b), (d), (g), (h), (i) and (j), 7 (i), (j), (k),
(l), (m), (n) and (o), 10 and 11 of the Insulin Agreement shall apply mutatis mutandis between ZGI and NN in respect of Analogues of Human Insulin and made a part hereof as if fully set out herein. The provisions of Sections 7(m), (n) and (o) shall apply with equal force to Analogues of Human Insulin. ZGI and NN acknowledge that the Glucagon and Analogue Agreement will be amended and restated by ZGI and Novo Nordisk A/S in accordance with Appendix 2.

SECTION 2.3.  Maintenance of Patents. ZGI shall be responsible for maintaining
              -----------------------
the Patents and shall bear all costs incurred in connection with such maintenance. If ZGI intends to abandon any Patent, it shall provide NN with at least thirty (30) days prior written notice of such intention to abandon. NN may in this event choose to maintain such Patent(s) at its own expense and to have such Patent(s) transferred to NN, provided that NN reimburses ZGI for ZGI's documented out of pocket expenses incurred in effectuating such transfer within thirty (30) days of NN's receipt of ZGI's invoice detailing such expenses.


                                   ARTICLE 3
                               Exploitation Fee
                               ----------------

On, before or within thirty (30) business days after the Effective Date, NN shall pay to ZGI an exploitation fee of thirteen million six hundred thousand United States dollars (US$13,600,000) less the amount of any royalty payments actually received by ZGI from NN or an affiliate of NN during the year 2000 and before the Effective Date that are attributable to year 2000 Product sales.


Assignment: NovoRapid

[*]designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                   ARTICLE 4
                                Indemnification
                                ---------------

SECTION 4.1.  Personal Injury or Property Damage.  NN shall indemnify and hold
              -----------------------------------
ZGI harmless from and against any and all claims, judgments, costs, awards, expenses (including, but not limited to, any attorney's fees) or liability of any kind arising out of personal injury or property damage caused or alleged to be caused by NN's or NN's affiliates' activities pursuant to the Glucagon and Analogue Agreement relating to the Product. In addition, NN or NN's affiliates' shall assume all obligations for warranties and product liability claims that accompany or result from the sale or use of any Product, and shall indemnify and hold ZGI harmless from and against any and all claims, judgments, costs, awards, expenses (including, but not limited to, any attorney's fees) or liability of any kind arising from customers and relating to such warranty obligations or product liability claims. NN's obligation to indemnify ZGI under this SECTION
4.1 shall not apply in case of gross negligence or willful misconduct by ZGI.
 .
SECTION 4.2.  Insurance.  NN shall maintain and cause its affiliates to maintain
              ---------
appropriate product liability insurance with respect to development, manufacture and sale of Products in such amount as NN or its affiliates customarily maintains with respect to sales of its other products. NN and its affiliates shall maintain such insurance for so long as NN or its affiliate continues to manufacture or sell Products, and thereafter for so long as NN or its affiliates customarily maintains insurance with respect to sales of its other products.

SECTION 4.3.  Survival.  The obligations of this ARTICLE 4 shall survive the
              ---------
expiry or termination, for whatever reason, of this Agreement.

                                   ARTICLE 5
                                    General
                                    -------

SECTION 5.1.  Governing Law.  This Agreement shall be governed in all respects
              -------------
by the laws of the State of New York.

SECTION 5.2.  Dispute Resolution.  ZGI and NN will use their best efforts to
              -------------------
settle all matters in dispute amicably. All disputes and differences of any kind related to this Agreement, which cannot be solved amicably by the Parties, shall be referred to arbitration as described below. However, before a dispute or difference is referred to arbitration, the CEO of ZGI and the CEO of Novo Nordisk A/S (through a request to this extent from NN) shall make a final attempt to solve the matter amicably. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. The arbitration shall take place in New York City and shall be conducted in the English language. The award of the arbitrator shall be final and binding on both ZGI and NN. ZGI and NN bind themselves to carry out the awards of the arbitrator.

SECTION 5.3.  Entire Agreement.  This Agreement constitutes the entire agreement
              ----------------
between the parties and supersedes all prior oral and written agreements, understandings or arrangements relating to the subject matter hereof. No addition to or modification of any provision of this Agreement shall be binding upon the parties, unless made in writing and signed by a duly authorized representative of each of the parties.
Assignment: NovoRapid

[*]designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SECTION 5.4.  Severability.  The parties agree that, if any provision of this
              ------------
Agreement shall for any reason be held to be invalid or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties' fundamental intentions hereunder, and the remaining provisions hereof shall not be affected, impaired or invalidated and shall continue in full force and effect.

SECTION 5.5.  Headings. The article and section headings contained herein are
              --------
for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation hereof.

SECTION 5.6.  Counterparts.  This Agreement may be executed in two or more
              ------------
counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, NN and ZGI have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives.

Signed fter ExtraordinaryShareholders
Meeting and Board Meetings were Held:

Novo Nordisk Health Care AG



/s/ ILLEGIBLE                       /s/ ILLEGIBLE
-------------------------           ---------------------------
Urs N. Pfluger                      Klaus Ehrlick
General Manager                     Board Member



ZymoGenetics, Inc.



/s/ Bruce L.A. Carter
-------------------------
Bruce L.A. Carter
President & CEO


Assignment: NovoRapid

[*]designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                  APPENDIX 1
                               Licensed Patents


POT Patent family
Patent Family
83-03
[*]




Assignment: NovoRapid

[*]designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.